UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 31, 2007
Date of Report (Date of earliest event reported)
______________________________________________________

WEIS MARKETS, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________

        Pennsylvania                                      1-5039                                                 24-0755415
(State or other jurisdiction                          (Commission                                            (IRS Employer
          of incorporation)                                    File Number)                                         Identification No.)

1000 South Second Street, Sunbury, PA 17801
(Address of principal executive offices) (Zip Code)

(570) 286-4571
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On May 1, 2007, the Company released its earnings for the first quarter ended March 31, 2007. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibit.
           99.1 Weis Markets, Inc. May 1, 2007 press release announcing its first quarter 2007 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

Dated: May 2, 2007

By:  /s/ William R. Mills
 William R. Mills
Senior Vice President, Treasurer
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                                                                             Description

  99.1           Weis Markets, Inc. May 1, 2007 press release announcing its first quarter 2007 earnings.

EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	May 1, 2007
E-Mail: dcurtin@weismarkets.com

WEIS MARKETS REPORTS INCREASES IN FIRST QUARTER AND COMPARABLE STORE SALES

     (Sunbury, PA) – Weis Markets, Inc. (NYSE: WMK) today said its first quarter sales increased 4.4% to $571.8 million for the thirteen-week period ending March 31, 2007 compared to the same period a year ago while its comparable store sales increased 4.4%.

     The Company attributed its sales increase to successful sales building strategies and aggressive promotional pricing.

     The Company's first quarter net income declined 10.3% to $13.4 million and its basic and diluted earnings per share declined $.05 to $.50 per share compared to the same period a year ago.

     The Company said its earnings were negatively impacted by a decline in its gross profit rate due to higher inventory losses and its aggressive promotional activity in response to competitive openings. The Company's earnings were also affected significantly by increased labor costs.

     To better manage its labor costs and reduce its inventory losses, the Company is implementing programs to improve operational efficiencies, productivity and execution.

     At its annual shareholders meeting earlier this month, Weis Markets' Vice Chairman Jonathan H. Weis announced the Company's plans to invest $72.5 million in its expansion and growth. Two-thirds of this budget is targeted for the construction of two superstores, including one replacement, ten additions and nine remodels.

     Founded in 1912, Weis Markets, Inc. will mark its 95th year of operation in May. The Mid-Atlantic food retailer currently operates 156 stores in five states: Pennsylvania, Maryland, New York, New Jersey and West Virginia.

# # #

     In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

     The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc.
Comparative Summary of Unaudited Sales & Earnings
First Quarter - 2007
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	March 31, 2007	April 1, 2006	(Decrease)
Net Sales	$571,795,000	$547,786,000	4.4%
Income Before Taxes	20,442,000	23,340,000	(12.4%)
Provision for Income Taxes	7,037,000	8,403,000	(16.3%)
Net Income	$13,405,000	$14,937,000	(10.3%)

Weighted-Average
Shares Outstanding	27,003,000	27,035,000	(32,000)
Basic and Diluted
Earnings Per Share	$0.50	$0.55	($0.05)